Exhibit 10.1

B E T W E E N:

JIM ESTILL

“ESTILL”

- and -

SYNNEX CANADA LIMITED

“SYNNEX”

MINUTES OF SETTLEMENT AND RELEASE

WHEREAS ESTILL is employed with SYNNEX Canada Limited;

AND WHEREAS ESTILL and SYNNEX wish to provide for the complete terms and conditions upon which ESTILL’s employment with SYNNEX will cease, including certain reasonable covenants entered into by ESTILL in exchange for consideration from SYNNEX;

THE PARTIES AGREE AND SAY AS FOLLOWS:

1. (a) Commencing on or about May 29, 2009, SYNNEX shall pay to ESTILL a gross payment of CDN$550,000.00. This amount shall be paid on a bi-weekly basis over the period of one year in equal instalments, less all deductions required by law; and

(b) For the purposes of SYNNEX’s Stock Option Plan, all of ESTILL’s stock options and/or equity grants shall cease vesting on May 29, 2009 at 11:59 p.m. Any stock options or equity grants which have vested as of May 29, 2009 may be exercised within the following twenty-four (24) month period ending May 29, 2011 at 4:00 p.m. EST. The provisions of Synnex’s Stock Option Plan shall apply in all matters involving ESTILL’s stock options and equity grants; and

(c) SYNNEX shall pay to ESTILL a pro-rata profit sharing payment in respect of the 2009 fiscal year. The amount of the payment shall be CDN$142,500.00 (based upon 50% of ESTILL’s target payment) and shall be made in two equal installments of CDN$71,250.00 on or before May 29, 2010 and May 29, 2011, respectively. The payment shall be less all deductions required by law; and

(d) ESTILL’s last day of active employment with SYNNEX shall be on a mutually agreed-upon date which is on or about May 29, 2009 (“the date upon which his active employment ends”). ESTILL agrees that he will continue to respond to inquires and provide reasonable assistance to SYNNEX with matters involving the business of SYNNEX after that date.

2. ESTILL confirms that he is a fiduciary to SYNNEX and that he will continue to comply with his fiduciary obligations as a former officer and employee with SYNNEX pursuant to the common law. ESTILL further agrees as follows:

(a) ESTILL will not disclose any Confidential Information to any person or entity. For the purposes of this provision: “Confidential Information” shall mean trade secrets and other confidential or proprietary information of SYNNEX or of companies affiliated, associated, or related to SYNNEX, in written or oral form, including their respective suppliers, distributors, customers, or other business partners (“Associates”), that is not generally known to the public and (i) that has been specifically identified as confidential or proprietary by SYNNEX, or, (ii) the nature of which is such that it would generally be considered confidential in the industry in which SYNNEX operates, or (iii) that SYNNEX is obligated to treat as confidential or proprietary. By way of illustration only, Confidential Information includes all financial, legal, and corporate information; marketing information; pricing, research, product, technical, and manufacturing information; personnel information; and customer, distributor, and supplier information related to SYNNEX or its Associates;

(b) For a twenty four (24) month period commencing on the date upon which his active employment ends, ESTILL will not, either directly or indirectly, solicit any of SYNNEX’s existing or potential clients for the purpose of trying to persuade them to cease to do business with SYNNEX or to reduce or adversely affect the amount of business that such client has customarily done or is reasonably expected to do with SYNNEX.

(c) For a twenty four (24) month period commencing on the date upon which his active employment ends, ESTILL will not, either directly or indirectly, solicit any of SYNNEX’s employees in an effort to have such employees leave SYNNEX’s employ.

(d) For a twenty four (24) month period commencing on the date on which his active employment ends, ESTILL further agrees that he will not (without the prior written consent of SYNNEX) in any manner, directly or indirectly, either individually or in partnership or in conjunction with any company or business, as principal, agent, shareholder, employee or in any other manner whatsoever, carry on or be engaged in or be concerned with or interested in or advise any person or persons, firm, association, syndicate, company or corporation engaged in or concerned with or interested in any of the following company which directly or indirectly competes with SYNNEX or its related companies or entities. This provision shall apply anywhere within Canada only to the following entities or any of their affiliated, associated, or related business entities: Ingram Micro, Inc.; Tech Data Corporation; Westcon Group; United Stationers Inc.; Azerty Incorporated; Supercom Canada Ltd.; D&H Distributing Company; Avnet, Inc.; Arrow Electronics, Inc.; Navarre Corporation; Bell Microproducts, Inc.; Bell Canada; CDW Corporation; Best Buy Co., Inc.; Dell Inc.; Compugen Inc.; Hewlett-Packard Company; Lexmark International, Inc.; Lenovo Group Limited; Microsoft Corporation; and Apple Inc.

(e) ESTILL acknowledges that any breach of this paragraph, or any sub-paragraph, or any part thereof, shall result in the immediate cessation of the payments listed in paragraph 1, above. ESTILL further agrees that any breach of this paragraph, or any sub paragraph, or any part thereof, shall result in irreparable harm to SYNNEX and, in addition to any damages arising out of the breach, SYNNEX will be entitled to any interlocutory and permanent injunction as a necessary remedy to enjoin any further breach by ESTILL, if SYNNEX chooses to seek injunctive relief.

3. ESTILL further agrees that he shall not act in any manner that may injure or cause loss to SYNNEX, including, but not limited to any action with respect to any matter relating to SYNNEX’s existing or contemplated business which would impair or injure SYNNEX’s business or reputation. In addition, ESTILL agrees that he will not comment in any adverse fashion on, and will refrain from making any disparaging or derogatory remarks regarding SYNNEX and its associated and related companies and their respective directors, officers, agents or employees, or his relationship with any of them. ESTILL acknowledges that any breach of this paragraph shall result in the immediate cessation of the payments set out in paragraph 1 above. SYNNEX also agrees that it will not make any disparaging or derogatory remarks regarding ESTILL.

4. ESTILL agrees that this settlement is not an admission of liability by SYNNEX, and in fact any such liability is denied.

5. ESTILL further agrees that it is a condition of these terms that ESTILL agrees not to disclose the contents of this agreement except to ESTILL’s immediate family, or to the extent necessary to permit ESTILL to obtain legal and/or financial advice in connection with this agreement, provided however, that such third parties first agree not to reveal the terms to any other third party.

6. ESTILL confirms that all property belonging to SYNNEX has been returned to SYNNEX. However, notwithstanding the foregoing, the parties agree that ESTILL shall retain his notebook computer after SYNNEX software and other confidential information have been removed and certain other non-material personal property.

7. ESTILL agrees to indemnify and save SYNNEX harmless with respect to any claims, charges or demands properly exigible which might be made upon it in respect of ESTILL’s obligations in connection with this settlement pursuant to the Income Tax Act (Canada) or the Employment Insurance Act, save and except in respect of any amounts properly withheld by SYNNEX.

8. ESTILL acknowledges by signing this settlement that ESTILL understands its terms and has had a reasonable opportunity for independent legal advice of his own choosing with regards to the contents of this agreement and the rights and obligations affected hereby. ESTILL further confirms that this settlement constitutes the entire agreement between the parties, and that the undertakings in paragraph 1 are the sole consideration for the full and final release described below.

9. In consideration of the performance of the undertakings in paragraph 1, ESTILL hereby irrevocably and unconditionally fully releases, remises, and forever discharges SYNNEX, its subsidiaries, affiliates, parent, related companies and successors and each of their respective officers, directors, employees and agents (the “Releasees”) from any and all manner of claims, proceedings, actions, causes of action, debts, dues, accounts, claims, demands and proceedings of whatever kind for damages, indemnity, costs, reinstatement, benefits, compensation or any other remedy which ESTILL or ESTILL’s heirs, administrators or assigns had, may now have, or may have in the future arising out of ESTILL’s employment, any amounts arising from his employment or the termination of that employment, including without limitation all claims for moneys advanced, salary, wages, bonuses, vacation pay, expenses, fees, or other remuneration whether authorized or provided for by law (including, but not limited to, the Ontario Human Rights Code and the Employment Standards Act, 2000), contract or otherwise except for obligations arising under or pursuant to this agreement.

10. In consideration of the performance of the undertakings in paragraph 1, ESTILL hereby agrees not to make any claim or take any proceeding in connection with the claims released herein against any other person or party who may claim contribution or indemnity from the Releasees by virtue of said claim or proceeding.

11. The terms of this Agreement shall continue indefinitely unless otherwise expressly provided herein.

12. In the event that in any legal proceeding it is determined that any section, paragraph or sub-paragraph of this Agreement is invalid or unenforceable it will be deemed to be severed from the remainder of this Agreement for the purpose only of the particular proceeding. This Agreement will, in every other respect, continue in full force and effect. The invalidity or unenforceability of any provision or part of any provision of this agreement shall not affect the validity or enforceability of any other provision or part of any provision hereof.

13. This Agreement shall be constructed in accordance with the laws of the Province of Ontario. Any action or proceeding to enforce this Agreement shall be brought in the Superior Court of Justice in the Province of Ontario.

Dated at Fremont, California this 24th day of March, 2009.

/s/ Jim Estill	/s/ Chris Caldwell
ESTILL	Witness

Dated at Fremont, California this 24th day of March, 2009.

/s/ Simon Y. Leung	/s/ Chris Caldwell
SYNNEX CANADA LIMITED	Witness
Simon Y. Leung
General Counsel and Corporate Secretary